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Exhibit 10.32

PROMISSORY NOTE


Borrower:  Conectisys Corp. of Valencia, CA
Lender:    Robert Spigno
Principal Amount:    $36,000.00


FOR VALUE RECEIVED, Conectisys Corp. promises to pay to Robert Spigno at such address as may be provided in writing to Conectisys Corp., the principal sum of thirty-six thousand ( $36,000.00 ) USD, with interest payable on the unpaid principal at the rate of 18.0 percent per annum, calculated monthly not in advance.

This Note is repayable in full within 60 days of Robert Spigno providing Conectisys Corp. with written notice of demand.

At any time while not in default under this Note, Conectisys Corp. may pay the outstanding balance then owing under this Note to Robert Spigno without further bonus or penalty.

This Note will be construed in accordance with and governed by the laws of the State of California.

All costs, expenses and expenditures including, and without limitation, the complete legal costs incurred by Robert Spigno in enforcing this Note as a result of any default by Conectisys Corp., will be added to the principal then outstanding and will immediately be paid by Conectisys Corp..

This Note will enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of Conectisys Corp. and Robert Spigno. Conectisys Corp. waives presentment for payment, notice of non-payment, protest and notice of protest.

 IN WITNESS WHEREOF Conectisys Corp. has duly affixed its signature by a duly authorized officer under seal on this 1st day of September, 2003.

SIGNED, SEALED, AND DELIVERED this 1st day of September, 2003.


Conectisys Corp.

/S/ Patricia Spigno
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